LEASE AMENDMENT WITH REGUS BUSINESS SERVICES (SHANGHAI) LTD., DATED JULY 1, 2006

REGUS Business Centre Service Agreement

Service Agreement Type: ◉ Office ○ Shared ○ Hotdesk

Agreement Date:	17/03/06
Agreement No.:	NCI200617a0306

CHOOSE CENTRE	
Street/Floor	0
City:	0
State & Zip/Post Code:	0

Business Center Bank Details

Name:	0
Sort code:	0
Account number:	0
Other 1:	
Other 2:	

Client details (not a Regus Center address)

Corporate Account ☐ Yes PCA ☐ Yes

Company Name:	CQ Systems Ltd	Co. Registration No.:	
Address 1:	Planet House, North Heath Lane, West Sussex, UK	Contact Name:	Mr. Paul Grace
Address 2:	Horsham	Title:	Director
Zip/Post Code:	RH12 5 QE	Telephone:	+44 (0) 1403 282300
Email Address:	pgrace@cqsystems.com	Fax:	+44 (0) 1403 282301
Emergency Contact:	Mr. Paul Grace	Emergency Phone:	+44 (0) 7770 673 427

Invoicing details (if different)

Company Name:		Contact Name:	
Address 1:		Title:	
Address 2:		Telephone:	
Zip/Post Code:		Fax:	

The standard fee (excluding tax)

0 Number	Monthly List Price per Month	Monthly 0 Price	Number of workstations	Total per Month	Comments
1523	1,730.00	1,150.00	2	1,150.00	
1526	3,530.00	2,350.00	3	2,350.00	
				0.00	
				0.00	
				0.00	
				0.00	
				0.00	
		Total per Month		3,500.00	

Initial Payment:

☐ Check if Renewal

Monthly Office Payment			3,500.00
Service Retainer		2	7,000.00
Monthly Taxes	Rate	0.00% %	0.00
Total Initial Payment			10,500.00

Monthly Payment: **Total Monthly Payment (excl. of services)** 3,500.00

Direct Debit Option requested by client: ☐ (check, if accepted fill out 'Direct Debit Authorisation Form')

Length of Agreement: Start date (MM/DD/YY): 1/07/06 End date (MM/DD/YY): 31/07/07

Comments

1) Client will pay 50% discount on the Standard fee for the first 3 months,i.e. US$1,750/month for the two office suites; 2) Connectivity for 4 persons at US$95/month/each, total at US$380/month; 3) Beverage coffee and tea at US$27/person/month for 4 persons; 4) Service Retainer of US$4,560 is on file, the balance of Service Retainer, i.e. US$2,440.00 is payable upon signing of the Service Agreement.; 5) Client has right of first refusal for Office No. 1525 to exchange it with Office No.1523. which is opposite to Office No.1526;

Check here if you do not consent to Regus processing data in accordance with Clause 28 of this Agreement. ☐

0

This Agreement incorporates our terms of business set out on attached Terms of Business which you confirm you have read and understood. We both agree to comply with those terms an our obligations as set out in them. Note that the Agreement does not come to an end automatically. See "Bringing your Agreement to an end"

Name (printed)		Name (printed)	Jennifer Guo
Title (printed)		Title (printed)	Centre Manager
Date (MM/DD/YY)	13/03/06	Date (MM/DD/YY)	24/03/06
SIGNED on your behalf (Client)		SIGNED on our behalf (Regus)	

Asia 01-06

Contact: 0 www.regus.com Regus

Terms of Business

USING REGUS CENTRES

1	We are REGUS BUSINESS CENTRE (BEIJING) LTD , hereafter referred to as “Regus”. These are our terms of business.

They apply to the service Agreement which you the client have signed (which we refer to simply as your Agreement). Your Agreement supersedes any previous Agreement you may have with us for the same services and contains all the terms we have agreed.

STANDARD SERVICES INCLUDED IN YOUR STANDARD FEE

2	Furnished Office Accommodation

We are to provide the number of serviced and fully furnished accommodations for which you have agreed to pay in the business centre stated in your Agreement (also referred to in this Agreement as “Accommodation(s)”). Your Agreement lists the accommodations we have initially allocated for your use. Occasionally, we may need to allocate different accommodations, but these will be of equivalent size and we will attempt to obtain your approval with respect to such different accommodations in advance.

3	Office Services

We are to provide the services described in the Business Services Order, the Regus Workstation offer and, if requested, the Business Services offer, and the RegusNet IT Connectivity Order during normal operating hours Monday to Friday. (Connectivity is available 24/7).
We are happy to discuss special arrangements for use of these services outside our normal operating hours. All services are subject to the availability of our centre team at the time of any service request. We will endeavour to deal with a service request at the earliest opportunity, but will not be held responsible for any delay. If in our opinion, we decide that a request for any particular Business Service is excessive, we reserve the right to charge an additional fee at our usual published rates based on the time taken to complete the service.

4	RegusNET

You must comply with any copyright notices, license terms or other notices appearing on screen or as part of any material on the Internet or our network. You must not copy, use or exploit such software or other material in any way, unless we have explicitly given you permission to do so. You must strictly comply with the terms of any permission that we give.

We do not make any representations as to the security of our network (or the Internet) or of any information that you place on it. You should adopt whatever security measures (such as encryption) you believe are appropriate to your circumstances.

We cannot guarantee that a particular degree of availability will be attained in connection with your use of the services. You hereby warrant to us that our provision of these services to you will not infringe the rights of any third party. You agree to comply with the RegusNet Conditions of Use as set out on the RegusNet Access Registration form. We warrant that the services shall be provided and performed in a professional and workmanlike manner and shall conform to the description of the services set out in the offers for “Regus Connectivity Services” and in the RegusNet Access Registration form. If we fail to provide the services as warranted, your sole and exclusive remedy shall be the remedy of such failure by us within a reasonable time after written notice.

The above warranty is in lieu of all other terms, conditions and warranties, whether express or implied by usage, custom, statute or otherwise, appertaining to the services and manner in which we perform our obligations and exercise our rights including, but without prejudice to the generality of the foregoing, such as relate to the description, performance, quality, suitability or fitness for any particular purposes, of the services. We do not warrant that the services will be uninterrupted or error free.

USING THE ACCOMMODATION

5	On Moving In

You will be asked to sign an inventory of all accommodation(s), furniture and equipment you are permitted to use, together with a note of its condition, and details of the keys or entry cards issued to you. You may at any time have as many employees working in your accommodation(s) as there are maximum allowable workstations. This number is noted on the front of this Agreement. Anytime the number of people sharing an accommodation exceeds the maximum number of workstations allowable in that accommodation a Hot Desk Supplement fee equal to the monthly standard VO fee, (prices available on request), will apply for each person over the number of maximum workstations for the given accommodation. If at any time the number of people physically present exceeds the maximum number of workstations allowable, those employees will pay an additional hourly or daily rate for the additional accommodations.

6	The Nature Of Your Business

You must only use the accommodation for office purposes, and only for the business stated in your Agreement or subsequently agreed with us. Office/Accommodation use of a “retail” nature, involving frequent visits by members of the public, is not permitted. You must not carry on a business which competes with our business of providing serviced office or cube accommodations. You must not use the name Regus or any of its associated companies in any way in connection with your business.

7	Your Name And Address

You may only carry on that business in your name or some other name that we previously agree. At your request and cost we will include that name in the house directory at the business centre, where this is available. You must not put up any signs on the doors to your accommodation or anywhere else which is visible from outside the accommodation you are using. You may use the business centre address as your business address. If you use the centre address as your registered business address, you must have a third-party registered as your agent for service of process.

8	Taking Care Of Our Property

You must take good care of all parts of the business centre, its equipment, fittings and furnishings which you use. You must not alter any part of it. You are liable for any damage caused by you or those in the business centre with your permission or at your invitation.

9	Office Furniture And Equipment

You must not install any furniture or office equipment, cabling, IT or telecom connections without our consent, which we may refuse at our absolute discretion.

10	Keys And Security

Any keys or entry cards which we let you use remain our property at all times. You must not make any copies of them or allow anyone else to use them without our consent. Any loss must be reported to us immediately and you must pay the cost of replacement keys or cards and / or changing locks, if required. If you are permitted to use the business centre outside normal working hours it is your responsibility to lock the doors to your accommodation and to the business centre when you leave.

11	Comply With The Law

You must comply with all relevant laws and regulations in the conduct of your business. You must do nothing illegal. You must not do anything that may interfere with the use of the business centre by us or by others, cause any nuisance or annoyance, increase the insurance premiums we have to pay or cause loss or damage to us or to the owner of any interest in the building which contains the business centre. You acknowledge that (a) the terms of the foregoing sentence are a material inducement to us for the execution of your Agreement and (b) any violation by you of the foregoing sentence shall constitute a material default by you hereunder, entitling us to terminate your Agreement.

12	Comply With House Rules

You must comply with any house rules which we impose generally on users of the business centre whether for reasons of health and safety, fire precautions or otherwise.

13	Insurance

It is your responsibility to arrange insurance for your own property which you bring into the business centre and for your own liability to your employees and to third parties.

PROVIDING THE SERVICES

14	Access To Your Accommodation

We can enter your accommodation at any time. However, unless there is an emergency we will as a matter of courtesy try to inform you in advance when we need access to carry out testing, repair or works other than routine inspection, cleaning and maintenance. We will also respect security procedures to protect the confidentiality of your business.

15	At The Start Of Your Agreement

If for any reason we cannot provide the Accommodation(s) stated in your Agreement by the date when your Agreement is due to start we have no liability to you for any loss or damages but you may cancel the Agreement without penalty. We will not charge you the standard fee for accommodations you cannot use until they become available.

16	Suspension Of Services

We may suspend the provision of services (including access to the business centre) for reasons of political unrest, strikes, or other events beyond our reasonable control, in which event payment of the standard fee will also be suspended for the same period.

17	Our Liability

We are not liable for any loss as a result of our failure to provide a service as a result of mechanical breakdown, strike, delay, failure of team, termination of our interest in the building containing the business centre or otherwise unless we do so deliberately or are grossly negligent. We are also not liable for any failure until you have informed us about it in writing and given us a reasonable time to put right. In addition, client releases Regus from any liability arising out of or incurred in connection with any Client Mail.
You agree (a) that we will not have any liability for any loss, damage or claim which arises as a result of, or in connection with, your Agreement and/or your use of the services except to the extent that such loss, damage, expense or claim is directly attributable to our deliberate act or our gross negligence (our liability); and (b) that our liability will be subject to the limits set out in the next paragraph.

We will not in any circumstances have any liability for loss of business, loss of profits, loss of anticipated savings, loss of or damage to data, third party claims or any consequential loss. We strongly advise you to insure against all such potential loss, damage expense or liability.

We will be liable:

*up to a maximum of RMB 7,500,000 (for any one event or series of connected events) for damage to your personal property;

*up to a maximum equal to 125% of the total fees paid under your Agreement up to the date on which the claim in question arises or RMB 400,000 (whichever is the higher), in respect of all other losses, damages expenses or claims.

YOUR AGREEMENT

18	The Nature Of Your Agreement

Your Agreement is the commercial equivalent of an Agreement for accommodation in a hotel. The whole of the business centre remains our property and in our possession and control. You acknowledge that your Agreement creates no tenancy interest, leasehold estate or other real property interest in your favour with respect to the accommodation. We are giving you just the right to share with us the use of the business centre so that we can provide the services to you. The Agreement is personal to you and cannot be transferred to anyone else. We may transfer the benefit of your Agreement and our obligations under it at any time.

19	Duration

Your Agreement lasts for the period stated in it and will then automatically be extended for successive periods equal to the current term but no less than 3 months until brought to an end by you or by us. All periods shall run to the last day of the month in which they would otherwise expire. The fees on any renewal will be the market price. In all other respects your Agreement will renew on the same terms and conditions.

20	Bringing Your Agreement To An End

Either of us can terminate your Agreement at the end date stated in it, or at the end of any extension or renewal period, by giving at least three months written notice to the other. However, if your Agreement, extension or renewal is for three months or less and one of us wishes to terminate it, the notice period is two months or if shorter one week less than the period stated in your Agreement, extension or renewal.

21	Ending Your Agreement Immediately

*you become insolvent, go into liquidation or become unable to pay your debts as they fall due,

*you are in breach of one of your obligations which cannot be put right or which we have given you notice to put right and which you have failed to put right within fourteen days of that notice, or

*your conduct, or that of someone at the business centre with your permission or at your invitation, is incompatible with ordinary office use.

If we put an end to the Agreement for any of these reasons it does not put an end to any then outstanding obligations you may have and you must:

* pay for additional services you have used

* pay the standard fee for the remainder of the period for which your Agreement would have lasted had we not ended it, or (if longer) for a further period of three months, and

* indemnify us against all costs and losses we incur as a result of the termination.

22	If The Business Centre Is Not Available

In the unlikely event that we are no longer able to provide the services and accommodation at the business centre stated in your Agreement then your Agreement will end and you will only have to pay standard fees up to the date it ends and for the additional services you have used. We will try to find suitable alternative accommodation for you at another Regus/HQ business centre.

23	When Your Agreement Ends

* Upon your departure or if you, at your option, choose to relocate to a different accommodation within the business centre a flat fee (US 60 per workstation) will be assessed to cover the routine cost of repainting and redecorating the accommodation to return it to it’s original condition in addition to general maintenance to the common areas of the business centre in which you have had access. We reserve the right to charge additional reasonable fees for any repairs needed above and beyond normal wear and tear. If you leave any of your own property in the business centre we may dispose of it in any way we chose without owing you any responsibility for it or any proceeds of sale.

* In order to transition your mail and telephone calls from the business centre, you will be automatically entered into a Virtual Office (“VO”) Agreement with us on our standard terms at the time for 3 months. Current contract terns and pricing can be obtained online or through your Regus/HQ General Manager.

If you continue to use the accommodation when your Agreement has ended:

* you are responsible for any loss, claim or liability we incur as a result of your failure to vacate on time.

* we may, at our discretion, permit you an extension subject to a surcharge on the standard fee.

24	Employees

While your Agreement is in force and for a period of six months after it ends, you must not solicit or offer employment to any of our current employees or anyone who has left our employment in the last 3 months. If you do, we estimate our loss at the equivalent of one year’s salary for each of the employees concerned and you must pay us damages equal to that amount.

25	Notices

All formal notices must be in writing. Client is responsible to keep updated address of record at the centre.

26	Confidentiality

The terms of your Agreement are confidential. Neither of us may disclose them without the other’s consent unless required to do so by law or an official authority. This obligation continues after your Agreement ends.

27	Indemnities

You must indemnify us in respect of all liability, claims, damages, loss and expenses which may arise (except to the extent caused by our gross negligence or wilful misconduct).

* If someone dies or is injured while in the accommodation you are using

* From a third party in respect of your use of the business centre and the services.

* If you do not comply with the terms of your Agreement

You must also pay any cost, including reasonable legal fees, which we incur in enforcing your Agreement.

28	Data Protection

You agree that we may process, disclose or transfer to other countries which are part of our international network from time to time) any personal data which we hold on or in relation to you provided that in doing so we take such steps as we consider reasonable to ensure that it is used only to fulfil our obligations under your Agreement; for work assessment and fraud prevention; or to make available information about new or beneficial products and services offered by us and other organizations which we consider may be of interest to you. Please be aware that all countries may not have laws in force to protect your personal data.

29	Applicable Law:

Your Agreement is interpreted and enforced in accordance with the laws of the country in which the business centre in question is located. We both accept the exclusive jurisdiction of the courts of such jurisdiction where the centre is located.

FEES

In the following clauses any references to “fees” alone means all of the standard service fees, pay-as-you-use fees, the Business Services price, the Telecoms Service price and the Connectivity Service price.

30	Standard Services

The standard fee, the Business Services price (if applicable), the Connectivity Service price (if applicable) and the Telecom Services price (if applicable) plus appropriate taxes and all other fees and charges, in accordance with our published rates which may change from time to time, are invoiced in respect of the services to be provided during the following month in advance in full on the 25th day (or such other day as we designate) of each month. The charge for any such month will be 30 times the relevant fee. No refund will be given for months of less than 30 days nor will any additional charge be levied for months of more than 30 days. For a period of less than a month, the fees will be applied on a daily basis. You agree to pay promptly all (i) sales, use, excise and any other taxes, surcharges or license fees which you are required to pay to any governmental authority (and, at our request, will provide to use evidence of such payment), and (ii) any taxes paid by us attributable to your accommodation, including, without limitation, any gross receipts, rent and occupancy taxes, surcharge fees or tangible personal property taxes. Where client has agreed to participate in our Direct Debit Program, payment of fixed and variable charges will be made automatically through this mechanism. The Telecoms and Connectivity Service Packages are mandatory for the Shared Office and Hotdesk offering. Monthly fees and services that are paid by credit card will incur an administration charge.

31	Pay-as-you-use Services

Fees for pay-as-you-use services in accordance with our published rates, which may change from time to time, fees for Supplementary Services, plus tax (if applicable), are invoiced in arrears and payable on the 25th day (or such other day as we designate) of the month following the calendar month in which the additional services were provided.

32	Service Retainer

You will be required to pay a Service Retainer equivalent to 2 months standard service fee on entering into your Agreement. This will be held by us as security for performance of all your obligations under your Agreement. The Service Retainer, or any balance after deducting outstanding fees, three months VO fee for your VO Agreement, and other costs due to us, will be returned to you within 30 days of the date you have settled your account with us in full. We may require you to pay an increased retainer if outstanding fees exceed the Service Retainer held or you frequently fail to pay us when due.

33	Late Payment

If you do not pay fees when due, a service fee of US25 plus 5% interest will be charged on all overdue balances under US 1,000 or a fee of US 50 plus 5% interest on all overdue balances will be charged on all overdue balances of US 1,000 or greater. If you dispute a part of any invoice you must pay the amount not in dispute by the due date or be subject to late fees. The amount of interest and fees we charge will be the lesser of the amounts stated, or the country’s legally enforceable maximum, whichever is the lesser. We also reserve the right to withhold services (including for the avoidance of doubt, denying you access to your accommodation) while there are any outstanding fees and interest or you are in breach of your agreement.

34	Insufficient Funds Fees

You will pay a fee of US 25 or the maximum amount permitted by law for the return of any payment for insufficient funds.

35	Subordination

Your Agreement is subordinate to our lease with our landlord and to any other Agreements to which our lease with our landlord is subordinate.

36	Annual Increase

We will increase your current standard service fee on each and any annual anniversary of the start date of your Agreement by 4% or the CPI, whichever is greater, or such other broadly equivalent index which we substitute, over the previous year. This will only apply to Agreements that have an original start and end date constituting more than a 12 month term. Renewals do not fall under this category and will be reviewed as per clause 19 above.

Client Initials __________________